Exhibit 4.1

FOURTH AMENDMENT TO RIGHTS AGREEMENT

This FOURTH AMENDMENT TO RIGHTS AGREEMENT, dated as of November 4, 2009 (this “Amendment”), is entered into by and between i2 Technologies, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).

RECITALS:

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of January 17, 2002, as amended by that certain First Amendment to Rights Agreement, dated as of April 27, 2004 and that certain Second Amendment to Rights Agreement, dated as of April 28, 2004, and that certain Third Amendment to Rights Agreement, dated as of August 10, 2008 (as amended, the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may from time to time supplement or amend the Rights Agreement, without the approval of any holders of Rights, by action of the Company’s board of directors;

WHEREAS, the Company intends to enter into (a) an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and between the Company, Alpha Acquisition Corp. (“Merger Sub”), and JDA Software Group, Inc. (“Parent”), providing for the acquisition of the Company by Parent and (b) one or more Stockholder Voting Agreements (collectively, the “Voting Agreements”) by and between Merger Sub, Parent, the Company and the directors, officers and certain stockholders of the Company;

WHEREAS, on November 4, 2009, the Board of Directors of the Company resolved to amend the Rights Agreement to ensure that (i) none of Parent, Merger Sub, any “Subsidiary” (within the meaning of the Merger Agreement) of Parent, any party to the Voting Agreements or any “Affiliate” or “Associate” (within the meaning of the Rights Agreement) of any of the foregoing Persons is intended to be or will be deemed to be or to become an “Acquiring Person” within the meaning of the Rights Agreement as a result of the approval, execution, delivery adoption or performance of the Merger Agreement and the Voting Agreements and the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreements, including the approval, execution, delivery, adoption or performance of any amendment thereto , (ii) none of a “Distribution Date,” a “Triggering Event” or a “Share Acquisition Date” within the meaning of the Rights Agreement shall occur solely by reason of the approval, execution, delivery, adoption or performance of the Merger Agreement and the Voting Agreements and the consummation of transactions contemplated by the Merger Agreement or the Voting Agreements or the announcement of the Merger Agreement, the Voting Agreements or the transactions contemplated by the Merger Agreement or the Voting Agreements and (iii) the “Final Expiration Date” within the meaning of the Rights Agreement will occur immediately prior to the “Effective Time” within the meaning of the Merger Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth below, (ii) approved this Amendment and (iii) authorized its appropriate officers to execute and deliver the same to the Rights Agent; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

3. Amendments to Section 1.

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“ ‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing:

(i) no Person shall become an ‘Acquiring Person’ as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding as a result of any such acquisition of shares of Common Stock by the Company and shall, after such acquisition of shares by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock of the Company are treated equally), then such Person shall be deemed to be an ‘Acquiring Person;’

(ii) if the board of directors of the Company determines in good faith that a Person who would otherwise be an ‘Acquiring Person’ as defined pursuant to the provisions of subparagraph (i), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an ‘Acquiring Person,’ then such Person shall not be deemed to be an ‘Acquiring Person’ for any purpose of this Agreement;

(iii) Sanjiv S. Sidhu, together with his spouse, lineal descendants (whether by blood or adoption) and any Persons (whether now or hereafter existing) formed primarily for Mr. Sidhu’s or his spouse’s or his lineal descendants’ estate planning purposes, shall not be deemed an Acquiring Person with respect to (x) shares beneficially owned as of the date of this Agreement, (y) the Common Shares (as such term is hereinafter defined) to be acquired by Mr. Sidhu in accordance with the terms and conditions of the Stock Purchase Agreement (as such term is hereinafter defined) or (z) additional shares as to which Mr. Sidhu, his spouse, any such lineal descendants or any other such Person acquires Beneficial Ownership after the date of this Agreement, provided that if the aggregate amount of additional shares of Common Stock of the Company acquired pursuant to clause (z) exceeds 5% of the shares of Common Stock outstanding at the first such acquisition described in clause (z) of additional shares of Common Stock of the Company (as such amount may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to shares of Common Stock of the Company), then all shares described in (x), (y) and (z) shall be included for purposes of determining whether or not Mr. Sidhu, his spouse, any such lineal descendants or any other such Person is an Acquiring Person;

(iv) Neither the Investor (as such term is hereinafter defined) nor any of its Affiliates or Associates shall be deemed Acquiring Persons on account of (w) shares beneficially owned as of the date of the Preferred Stock Purchase Agreement (as such term is hereinafter defined) and shares of Common Stock issuable upon conversion of the Common Stock Equivalents (as such term is hereinafter defined) beneficially owned as of the date of the Preferred Stock Purchase Agreement, (x) the execution and delivery of the Preferred Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including but not limited to (1) the acquisition of the Shares (as such term is hereinafter defined) or shares of Common Stock upon a conversion in accordance with the Certificate of Designations (as such term is hereinafter defined), and (2) the acquisition of any additional securities pursuant to the terms of the Preferred Stock Purchase Agreement, (y) the acquisition of shares of Common Stock or Common Stock Equivalents after the date of the Preferred Stock Purchase Agreement other than Shares or shares of Common Stock described in (x) (provided that such amount specified in this clause (y) when added to the amount specified in clause (w) does not exceed 15% of the shares of Common Stock then outstanding) and (z) any additional shares of Common Stock or Common Stock Equivalents acquired pursuant to a dividend, distribution or antidilution adjustment paid or made by the

Company on the outstanding Common Stock, Common Stock Equivalents or the Series B Preferred Stock (as such term is hereinafter defined) or pursuant to a split or subdivision of the outstanding Common Stock, Common Stock Equivalents or the Series B Preferred Stock; and

(v) Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of JDA Software Group, Inc., a Delaware corporation (“Parent”), Alpha Acquisition Corp., a Delaware corporation (“Merger Sub”), any other Subsidiary (as defined in the Merger Agreement) of Parent, any party to the Voting Agreements or any “Affiliate” or “Associate” of any of the foregoing Persons is, nor shall any of them be deemed to be or to become, an “Acquiring Person” (and no Share Acquisition Date, Distribution Date or Triggering Event shall be deemed to occur) by virtue of (i) the approval, execution, delivery, adoption or performance of, the Merger Agreement or the Voting Agreements , including the approval, execution, delivery, adoption or performance of any amendments to the Merger Agreement or any of the Voting Agreements or (ii) the announcement of the Merger Agreement or the Merger or Voting Agreements, or (iii) the consummation of any transaction contemplated by the Merger Agreement or any of the Voting Agreements, it being the purpose of the Company in adopting this amendment to the Agreement that neither the approval nor execution of the Merger Agreement or the Voting Agreements by any of the parties nor the announcement or the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective.”

(b) The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in correct alphabetical order:

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of November 4, 2009, by and between the Company, JDA Software Group, Inc., a Delaware corporation (“Parent”), and Alpha Acquisition Corp., a Delaware corporation (“Merger Sub”), as it may be amended from time to time.

“Merger” shall have the same meaning as set forth in the Merger Agreement.

“Voting Agreements” shall mean, collectively, each of the Stockholder Voting Agreements dated as of November 4, 2009 among Parent, Merger Sub, the Company and any of the directors, officers or stockholders of the Company, as they may be amended from time to time.

4. New Section 37. Section 37 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 37. The Merger Agreement and Voting Agreements. Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution, delivery adoption or performance of the Merger Agreement and the Voting Agreements, nor the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreements nor any public announcement of any of the foregoing shall cause (i) Parent, Merger Sub, any other Subsidiary of Parent, any party to the Voting Agreements or any “Affiliate” or “Associate” of any of the foregoing Persons to be or become an Acquiring Person, (ii) a Share Acquisition Date to occur, (iii) a Distribution Date to occur or (iv) a Triggering Event to occur.”

5. New Section 38. Section 38 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 38. Termination. This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement). The Company shall give the Rights Agent prior written notice of the Effective Time; provided, however that if the Company is the surviving corporation under the Merger Agreement, the Company shall give the Rights Agent prompt written notice of the Effective Time. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”

6. Final Expiration Date. Section 7(a) of the Agreement is hereby amended by replacing the words “(i) the Close of Business on January 17, 2012 (the ‘Final Expiration Date’)” with the following: “(i) the earlier of (1) the

Close of Business on January 17, 2012 and (2) immediately prior to the Effective Time, as that term is defined in the Merger Agreement (the ‘Final Expiration Date’)”.

7. Amendment to Section 13. The first sentence of Section 13(c) shall be amended by adding the following after the first appearance of the word “transfer”: “(for the avoidance of doubt, other than the Merger, the Voting Agreements and any transaction contemplated by the Merger Agreement or any of the Voting Agreements)”.

8. Effective Date. This Amendment is effective as of November 4, 2009, immediately prior to the execution and delivery of the Merger Agreement and the Voting Agreements.

9. Termination of Merger Agreement. If for any reason the Merger Agreement is terminated or the Merger (as defined in the Merger Agreement) is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment, and the Company shall promptly notify the Rights Agent in writing to this effect.

10. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

11. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

12. Headings. The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13. Full Force and Effect. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Rights Agreement, the provisions of this Amendment shall govern and control. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any other Person has complied with, the Voting Agreements or the Merger Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.

14. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

i2 TECHNOLOGIES, INC.

By:	/S/ JACKSON L. WILSON JR.
Name:	Jackson L. Wilson Jr.
Title:	Chief Executive Officer

MELLON INVESTOR SERVICES LLC, As Rights Agent

By:	/S/ PATRICIA HODSON
Name:	Patricia Hodson
Title:	Vice President